Exhibit 21.1

Subsidiaries of Prothena Corporation plc

The following entities will be the subsidiaries of Prothena Corporation plc after giving effect to the transactions described in the Form 10 registration statement:

Name	Jurisdiction of Incorporation/Formation

Neotope Biosciences Limited	Ireland

Onclave Therapeutics Limited	Ireland

Prothena Biosciences Inc	Delaware